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                                                                  EXHIBIT 99.7

              [CREDIT SUISSE FIRST BOSTON CORPORATION LETTERHEAD]



Board of Directors
Capstar Broadcasting Corporation
600 Congress Avenue, Suite 1400
Austin, Texas 78701

Members of the Board:

          We hereby consent to the inclusion of the our opinion letter to the Board of Directors of Capstar Broadcasting Corporation ("Capstar") as Annex VI to the Joint Proxy Statement/Prospectus of Capstar and Chancellor Media Corporation ("Chancellor") relating to the proposed merger transaction involving Capstar and Chancellor and references thereto in such Joint Proxy Statement/Prospectus under the caption "THE MERGER -- Opinions of Financial Advisors to the Capstar Special Committee and Capstar Board of Directors -- Opinions of Financial Advisors to the Capstar Board of Directors -- Opinion of Credit Suisse First Boston." In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.



                                 By:  /s/ CREDIT SUISSE FIRST BOSTON CORPORATION
                                      ------------------------------------------
                                          CREDIT SUISSE FIRST BOSTON CORPORATION


New York, New York
June 4, 1999